UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
 March 4, 2016 (March 3, 2016)

Alamo Group Inc.
(Exact name of registrant as specified in its charter)

State of Delaware (State or Other Jurisdiction of Incorporation)	0-21220 (Commission file number)	74-1621248 (I.R.S. Employer Identification No.)

1627 East Walnut, Seguin, Texas 78155
(Address of Registrant's principal executive offices, including zip code)

(830) 379-1480

(Registrant's telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On December 21, 2015, the Delaware Chancery Court (the "Court") issued an opinion in In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL, invalidating as a matter of law provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc., a Delaware corporation ("VAALCO"), that permitted the removal of VAALCO's directors by its stockholders only for cause. The Court held that, in the absence of a classified board or cumulative voting, VAALCO's "only for cause" director removal provisions conflict with Section 141(k) of the Delaware General Corporation Law and are therefore invalid.

Article III, Section 4 of the By-Laws, as amended (the "By-Laws"), of the Alamo Group Inc. (the "Company") currently contains a similar "only for cause" director removal provision, and the Company does not have a classified board of directors or cumulative voting. In light of the VAALCO decision, the board of directors (the "Board") of the Company resolved that it is in the best interests of the Company and its stockholders to amend Article III, Section 4 of the By-Laws of Company.

As such, on March 3, 2016, the Board of the Company proposed, deemed advisable and approved, subject to approval by the Company's stockholders, an amendment to the By-Laws in order to provide that, consistent with Section 141(k) of the Delaware General Corporation Law, any directors, or the entire board of directors, may be removed from office, with or without cause, upon the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. The Board directed that such amendment be proposed at the Company's next annual meeting of the stockholders of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Alamo Group Inc.

Date: March 4, 2016	By:	/s/ Robert H. George
Robert H. George Vice President-Administration